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                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                      NEW PRESIDENT/CEO OF WESTERN SECURITY

         Missoula, Montana - WesterFed Financial Corporation (NASDAQ NMS:WSTR), announced today that the Board of Directors of its sole subsidiary, Western Security Bank ( "Western Security"), has elected Ralph Holliday of Tacoma, Washington as its new President and Chief Executive Officer.
 Mr. Holliday will also serve on Western Security's Board of Directors. Mr. Holliday has thirty-seven years experience in retail and commercial banking in the Northwest, beginning his career in 1962 with the National Bank of Commerce and continuing with its successors Rainier Bank and Security Pacific Bank until 1992. He then joined KeyBank and is presently Regional Vice Chairman with responsibilities for retail banking and small business activities in eight western districts located in Alaska, Colorado, Idaho, Oregon, Utah, and Washington. He also serves as President for the Southern Puget Sound District of KeyBank N.A. During much of his career, Mr. Holliday worked out of Spokane and the Tri-Cities, managing the Eastern Washington branch system for Rainier Bank, which included commercial, retail and agricultural lending.

         Mr. Holliday is currently the President of the Washington Bankers Association and is a director and past President of the Pacific Coast Banking School. Holliday has been active in many civic and community organizations in the Tacoma area and is currently on the following organization's Boards: Tacoma Pierce County Chamber, Tacoma Executive Council, Tacoma Pierce County Economic Development Board, the Association of Washington Business, Junior Achievement of Greater Puget Sound, and President of the Pacific Harbor Boy Scout Council. Ralph and wife Joann are originally from the Spokane area where they met and married thirty six years ago. They still have a summer home there and their two sons reside in Spokane, so moving to Missoula brings them closer to their family.

         The current President and Chief Executive Officer of Western Security, Lyle R. Grimes, announced last October that he intended to retire by mid-year 1999, having completed forty-one years of employment with Western Security at that time. Grimes stated, "Ralph Holliday's experience in commercial banking and working through numerous mergers and acquisitions during his career will be very valuable to Western Security Bank as it continues to add commercial banking services to its basic thrift services to build its presence in the State of Montana as a full-service community bank."

         Grimes continued, "Western Security has invested in the infra-structure that gives it the ability to grow its commercial banking capacity throughout the branch network. Commercial banking growth efforts have been concentrated in six of the larger cities served in Western Security's branch network, and the results have been gratifying. Commercial loans now total $146.6 million. The placement of Mr. Holliday with his background and experience is expected to enhance Western Security's ability to accomplish its' goals." Grimes will remain on the Western Security Bank Board of Directors as Chairman and also continue to serve as President/Chief Executive Officer/Chairman of WesterFed Financial Corporation.


         WesterFed Financial Corporation's only subsidiary, Western Security Bank, with nearly $1 billion in total assets, is Montana's largest savings bank and operates thirty four offices in twenty Montana communities.

CONTACT:   Lyle R. Grimes, President/CEO/Chairman
           Dale W. Brevik, Senior Vice President/Marketing Director WesterFed Financial Corporation
           (406) 721-5254